EXHIBIT 10.52
____________________________________________________________________________________________

PERSONAL AND CONFIDENTIAL

March 23, 2010

Ms. Jennifer Daniels
[address omitted]

Dear Jennifer:

Welcome to NCR! We are delighted to have you on our team and look forward to the benefit of the experience and expertise you bring to the company. Where you choose to work and develop your skills is a serious consideration and we are pleased you have chosen NCR as your place of employment. As a result of our recruitment effort and conversations with you, we are pleased to offer you the following position and terms of employment at NCR Corporation.

This offer is contingent upon the approval of the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) and/or the NCR Board of Directors (the “Board”). Subject to the approval of the Board, you will be a Section 16 Officer of NCR. The Board will also confirm the effective date of your appointment.

POSITION:        Senior Vice President, General Counsel and Secretary

REPORTS TO:    Bill Nuti, Chief Executive Officer

LOCATION:        New York City Office

START DATE:	TBD - no later than April 19, 2010

BASE SALARY:	Your annual base salary will be US$500,000 per year, commencing as of your Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

VACATION:
In recognition of your role and prior experience, you will be eligible for four (4) weeks of paid vacation annually, in addition to the floating holidays provided to NCR employees in the U.S. For the balance of 2010, you will be entitled to a pro rated number of paid vacation days, based on eligibility for four (4) weeks of annual vacation.

Ms. Jennifer Daniels
March 23, 2010

SIGN-ON	Subject to your acceptance of this offer, you will be paid a $100,000

BONUS:
cash sign-on bonus, subject to all applicable taxes and withholdings obligations. The bonus will be payable 50% as soon as practicable within thirty (30) days after your Start Date and 50% after completion of twelve (12) months of continuous and satisfactory service with NCR. If you should terminate voluntarily from NCR within eighteen (18) months of your Start Date, you will be required to reimburse NCR in full for the amount disbursed as your sign-on bonus.

MANAGEMENT     You will be eligible to participate in NCR’s Management Incentive Plan
INCENTIVE        (“MIP”) for the full 2010 calendar year. The MIP provides year-end PLAN FOR        incentive awards based on the success of NCR in meeting annual
EXECUTIVE     performance objectives. You will be eligible for a target incentive award OFFICERS:        of 60% of your base salary, with a maximum potential payout of
120% of your base salary. You will also be eligible for an additional award of 10% of your base salary based on the achievement of customer success objectives. Each of these award opportunities will be based upon performance objectives established by the Committee, and are subject to the Committee’s discretion. However, for 2010 you will receive a minimum bonus payout of US$200,000, less all applicable withholding, which will be payable in March 2011, subject to your continued employment with NCR at the time of such payment.

NEW HIRE    Subject to your acceptance of this offer and the approval of the EQUITY    Committee, you will receive a new hire equity grant with a total value of

AWARDS:
US$550,000, to be delivered 75% in Performance-Based Restricted Stock Units and 25% in Stock Options, as described below. The effective date of the grant (“Grant Date”) will be determined per standard Company practice, but in no event shall this date be prior to your Start Date.

CHANGE IN    Subject to the approval of the Committee, you will be eligible to
CONTROL    participate in NCR’s current Change in Control Severance Plan for

PLAN:
Executive Officers in a Tier II position. Subject to the terms and conditions of that plan, in the event of a qualified termination of employment following a Change-In-Control (as defined in the plan), you will receive a severance benefit of two times your base salary and bonus. This plan is subject to amendment or termination by NCR in accordance with the terms of the plan.

SEVERANCE    Subject to the approval of the Committee, in the event of a company-

BENEFIT:
initiated termination of your employment other than for “Cause” (defined as willful and continued failure to perform substantially the duties required or willful engagement in illegal conduct or gross misconduct), you will receive a cash severance payment equal to six months of your base salary

Ms. Jennifer Daniels
March 23, 2010

in effect at the time of your separation, payable in a lump-sum, provided that you execute a release of all claims acceptable to NCR.

EXECUTIVE        Beginning in 2010, and subject to NCR’s continuation of the programs, MEDICAL/        you will be eligible to participate in the Executive Medical Exam Program
FINANCIAL        and the Executive Financial Planning Program. The Executive Medical PROGRAMS:    Exam Program currently provides up to US$5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice. The Executive Financial Planning Program currently provides an annual payment of US$12,000, less all applicable taxes, to be used for an executive’s individual financial planning needs. Each of these programs is subject to amendment or termination by NCR.
Your annual performance and compensation, including any future equity awards, will be assessed and determined each year by the Committee, and are subject to approval by the NCR Board of Directors.
Additional information on the offer components is included in Appendix A and Appendix B, which are incorporated by reference into this letter, included in the information packet.
This offer of employment is contingent on your agreement to the Conditions of Employment outlined in Appendix C, including the requirement of a negative drug screen. By signing this letter, you agree to such Conditions.
This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason. You acknowledge and agree that your employment with NCR is “at will” and that you may be terminated by NCR at any time, with or without cause.

Jennifer, I am excited about the contributions, experience and knowledge you can bring to NCR. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation. Please indicate your acceptance of this offer, including the terms and conditions in Appendices A, B and C, by signing below and returning it in the enclosed envelope prior to your first day at NCR.

Sincerely,

/s/ William R. Nuti

William R. Nuti
Chairman of the Board,
Chief Executive Officer and President

Ms. Jennifer Daniels
March 23, 2010

Agreed and Accepted:

/s/ Jennifer Daniels                        3/28/2010
Jennifer Daniels                        Date

APPENDIX A

Incentive Plan Awards (MIP, RfR, SCP, Equity, etc.) – All NCR incentive plans are designed to address the conditions of an ever-changing marketplace, and the company can not make definitive representations concerning the continuation of format or the size of individual awards under the plans. NCR reserves the right to modify or cancel, to the extent permissible under local laws and regulations, each such plan and its terms at any time, at NCR’s sole discretion.
Annual Performance Assessment – Your annual performance and compensation, including any future equity awards, will be assessed and determined in Q1 of each year.
Hiring Equity Award –

•
Performance-Based Restricted Stock Units: On the Grant Date, NCR will grant you Performance-Based Restricted Stock Units (the “Units”) (each of which represents a single share of NCR common stock) with a value of $412,500 US Dollars. The actual number of Units will be determined by taking the value of the award and dividing it by the average closing price of NCR stock during the twenty (20) trading days immediately prior to but not including the Grant Date. The result shall be rounded to the nearest whole unit. The Units are subject to a performance term to be determined by the Committee within the first 90 days of 2010. The Units may also be subject to an additional time-based vesting term commencing the day after the end of the performance term, as determined by the Committee. The number of shares payable upon the vesting of the Units is based on NCR’s performance over the performance term, as determined through the achievement of NCR’s non-pension operating income (NPOI), or such other term(s) or measure(s) as may be established by the Committee. Based on actual company performance and upon certification by the Committee of such performance, you can earn the targeted number of shares (100%). The Units will vest after the end of any and all performance and additional vesting terms, and after certification of the Committee, provided you are still employed by NCR at that time. The Units will also be subject to standard terms and conditions determined by the Committee.

•
Stock Options: On the Grant Date, NCR will grant you nonqualified options to purchase shares of NCR common stock (the “Options”), which Options shall have a value of $137,500 US Dollars. The actual number of Options will be determined by taking the value of the option award and dividing it by the average closing price of NCR stock during the twenty (20) trading days immediately prior to but not including the Grant Date, and then dividing the result by the Black-Scholes value for the calendar year in which the Grant Date occurs, as established by the NCR Controller’s Group. The result shall be rounded to the nearest whole share. The exercise price of each option will be equal to the Fair Market Value (as defined in the NCR Corporation 2006 Stock Incentive Plan, as amended) of one such share on the Grant Date. The Options will vest in 25% increments on each of the first four anniversaries of the Grant Date, subject to your continued employment with the Company on each such anniversary date, and will expire upon the tenth anniversary of the Grant Date. The Options will be subject to the standard terms and conditions determined by the Committee.

Your equity awards will be issued under the terms of NCR’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the awards will be outlined in the award agreements contained on Fidelity’s website. Within several weeks of your Grant Date, your grant should be loaded to Fidelity’s system. You can access your grant at www.netbenefits.fidelity.com. Please review the grant information carefully, including the grant agreement, and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at global.compensation@ncr.com.
NCR Benefits – You will be eligible to participate in other current executive benefits that are available to Section 16 officers and as otherwise determined by the Committee. In addition, on your Start Date, you will automatically receive core benefit coverage for yourself, including: health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage. You will then have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter and employment documentation, NCR will establish your payroll record which notifies the NCR Benefits Service Center to send a Benefits New Hire Package to your home address. You will have thirty (30) days from the date your benefits package is mailed to make your benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your Start Date. Open enrollment is conducted in the Fall of each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.
Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided in the Benefits New Hire Package.
Non-Competition – By accepting this offer of employment, you agree that during your employment with NCR and for a twelve (12) month period after termination of your NCR employment (or if applicable law mandates a maximum time that is shorter than twelve (12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR: (a) render services directly or indirectly to, or become employed by, any “Competing Organization” (as defined in this paragraph) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR, its subsidiaries or affiliates, to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR, its subsidiaries or affiliates. For purposes of this letter, “Competing Organization” means any organization identified as a

Competing Organization by the Chief Executive Officer of NCR for the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same as or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer for 2009, which remains in effect until an updated list is approved, is set forth in Attachment A to this letter.
Confidentiality and Non-Disclosure – You agree that during the term of your employment with NCR and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of NCR or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding NCR. “Confidential Information” shall mean information about NCR, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR, including (without limitation): (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of NCR, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR, and that such information gives NCR a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to NCR all documents, slides, computer tapes, drives, storage devices, disks and other media (and all copies thereof) containing any Confidential Information. You will also ensure that after termination of your employment you retain no Confidential Information in computers or devices belonging to you, and will advise NCR if you do have Confidential Information in such locations.
Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of NCR's legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You further acknowledge and agree that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this letter. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits as described in this letter, and all other consideration provided to you under the terms of this letter. You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.
Arbitration – Any controversy or claim arising under or related in any way to this letter or your employment with NCR (including, but not limited to, any claim of fraud or misrepresentation, any claim regarding the termination of your employment, or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. If you are employed in the United States, the arbitration shall be pursuant to the NCR dispute resolution policy and the then current rules of the American Arbitration Association, and shall be held at a neutral location, in or near the city where you work or have worked for NCR if you reported into an NCR facility; or if you worked out of your residence, the capital city or the nearest major city in the state in which you reside. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business organization in which you work. The arbitration shall be held before a single arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph. This paragraph shall control over any language to the contrary in any applicable Company policy.
Non-Competition Representation – By signing this letter, you (i) represent that you are not subject to a non-competition, non-solicitation or other similar agreement with any other party that restricts you from accepting this offer of employment or will restrict you from performing your duties under this agreement, and (ii) agree that this offer is subject to the accuracy of such representation.
Section 409A of the Code – While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules: (i) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses, (ii) the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year, and (iii) your right to have NCR reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding any other provision of this letter, NCR may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

APPENIX B

COMPETING ORGANIZATIONS

For purposes of non-competition provisions in NCR benefit plans that refer to “Competing Organizations” as identified by the Chief Executive Officer each year, the companies identified in the list below are “Competing Organizations” for 2009. This list shall remain in effect until an updated list is approved. Please note this list is not limiting, and the term "Competing Organization" also includes any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

Arinc	Hyosung	Radiant
Aurillion	IBM	Retalix
CoinStar/RedBox	IER	Schades-Heipa
Diebold	KAL (Korala Associates)	SITA
EPIC	Kiosk (KIS)	Talaris
Fujitsu	Micros	Tolt
Getronics	Nashua	Unisys
GRG Banking Equipment	NetKey	Wincor
Hewlett Packard	NRT

APPENDIX C

CONDITIONS OF EMPLOYMENT

NCR requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: drug screening test; education and employment verification; U.S. employment eligibility; NCR consent to collection of personal data; and non-competition and protection of trade secrets. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon NCR’s conditional offer.
1.    Drug Screening Test:
This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving NCR permission to release the results to NCR designated officials.
2.    Education and Employment Verification:
This offer of employment is conditioned upon the completion of full reference checks, verification of your education and employment history, and our satisfaction with the results. Depending on job responsibilities, some positions may require that other aspects of your background be verified, such as criminal convictions and driving record.
3.    Employment Eligibility:
NCR can only hire employees if they are legally entitled to work and remain in the country of the job location. In the United States, NCR abides by the Immigration and Control Act of 1986.
4.    NCR Consent to Collection of Personal Data:
As a condition of employment you must read, understand and agree to the NCR Consent to Collection of Personal Data. The NCR Consent to Collection of Personal Data apprises you of NCR personal data collection practices. This document will be provided to you by your Human Resource Consultant.
5.    Non-competition and Protection of Trade Secrets:
By accepting and signing NCR’s offer of employment, you certify to NCR that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.